EXHIBIT 10.5

             LINE OF CREDIT LOAN AND SECURITY AGREEMENT

THIS AGREEMENT made this 3rd day of June, 2 002, by and among BWY HOLDINGS LLC, a Delaware limited liability company, having a principal place of business at 250 North Ash Street, Southern Pines, North Carolina 28387 (hereinafter referred to as "Lender"), BOROUGH CORPORATION, a Delaware corporation, having a principal place of business at 1504 R Street NW, Washington, D.C. 20009
(hereinafter referred to as the "Borrower").

W I T N E S S E T H:

        WHEREAS, Borrower has requested that Lender make available to it a line of credit Loan in the amount up to Four Hundred Thousand ($400,000.00) (the "Loan); and

        WHEREAS, Lender is willing to make the Loan to Borrower, but only on the terms and conditions set forth in this agreement;

        NOW, THEREFORE, in consideration of the Loan evidenced hereby and the covenants and agreements herein contained, it is mutually agreed as follows:

1.      Definitions.

(a) The term "Accounts" shall include (i) any right to payment now or hereafter owing to Borrower by reason of any lease, sale, manufacture, repair, processing or fabrication of personal property now or hereafter owned or otherwise held by Borrower, by reason of any services now or hereafter rendered by or on behalf of Borrower or by reason of any existing or future contract for any said lease, sale, manufacture, repair, processing, fabrication and/or services, whether such right to payment be classified by law as an instrument, chattel paper, contract right, account, general intangible or otherwise; (ii) the security, if any, for such right to payment, (iii) Borrower's right, title and interest (including, without limitation, any applicable right of stoppage in transit) in or to the personal property, if any, which is the subject of such right to payment; and
(iv) all products and proceeds of the foregoing (including insurance proceeds), irrespective of the form or kind thereof;

        (b) The term "Account Debtor" shall include any person or entity obligated to pay all or any part of any Account in any manner, and includes (without limitation) any guarantor, surety, or endorser thereof;

        (c) The term "Affiliate" shall mean any Person, directly or indirectly, controlling, controlled by, or under common control with Borrower. A Person shall be conclusively deemed to be in control of or to be controlled by another Person if it holds 30% or more of the outstanding equity interest in such other person or such other person holds 30% or more of its outstanding equity interest. As used herein the term "equity interest" in the case of a corporation shall mean the outstanding shares of such corporation having voting power to elect a majority of its Board of Directors, whether or not at the time the holders of any other class or classes of securities of such corporation shall or might have such voting power by reason of the happening of any contingency;

        (d) The term "Chattel Paper" shall mean a writing or writings, which evidence both a monetary obligation and a security interest in or a lease of specific goods, whether now or hereafter held by the Borrower;

        (e) The term "Collateral" shall include all of Borrower's tangible and intangible personal property, together with the proceeds thereof, whether now owned or hereafter acquired by the Borrower, including without limitation Accounts, Chattel Paper, Equipment, General Intangibles, Instruments and Inventory;

        (f) The term "Equipment" shall have the same meaning as is given to this term in the Uniform Commercial Code the State of Delaware, including, without limitation, all machinery, equipment, furniture, tools and other tangible personal property (including certain motor vehicles) now owned or hereafter acquired by the Borrower; together with any and all such property in replacement thereof or placed thereon which shall become a component part thereof, and together with any and all products and proceeds of all of the foregoing (including insurance proceeds), and any and all after-acquired property of the like nature to that described herein;

        (g) The term "Event of Default" shall have the meaning as set forth in Paragraph 13 hereof;

        (h) The term "General Intangibles" shall mean any intangible personal property (including, without limitation, things in action, trademarks, trade names, goodwill, patents, copyrights, and the Borrower's corporate names) now or hereafter held by the Borrower, other than Accounts, Chattel Paper and Instruments;

        (i) The term "Instruments" shall mean a negotiable instrument or a security, as defined in the Uniform Commercial Code of the State of Delaware, or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which, in the ordinary course of business, is transferred by delivery with any necessary endorsement or assignment, whether now or hereafter held by the Borrower;

        (j) The term "Inventory" shall have the same meaning as is given to this term in the Uniform Commercial Code of Delaware, and also including all goods, supplies, merchandise, raw materials, work in process, finished goods and products and other tangible personal property now owned or hereafter acquired by the Borrower and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in the Borrower's business, including Borrower's right of stoppage in transit with respect thereto; and products and proceeds (including insurance proceeds) of all of the foregoing and any and all after-acquired property of the like nature to that described herein; and

        (k) The term "Obligations" shall mean all debts, liabilities, and obligations of Borrower, its sureties, and endorsers, to the Lender of every kind and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, whether under this Agreement or under any other agreement or instrument, past, present or future, and whether or not of the same class of debt as that originally contemplated by the parties hereto, including, without limiting the generality of the foregoing, any debt, liability or obligation of Borrower, its sureties, or endorsers, to others, which the Lender may have obtained by assignment or otherwise, and also including, without limitation, all interest, fees, charges and expenses, including expenses of the Lender's counsel, connected with or related to the preservation, realization, enforcement, protection or defense of the Collateral, this Agreement, the Note (as hereinafter defined) or the Loan Documents (as hereinafter defined), and the rights and remedies hereunder or thereunder.

2.      Amount and Terms of Loan.

        Lender shall loan to Borrower the sum of up to $400,000.00 in connection with the Loan or so much thereof as may be disbursed to, or for the benefit of the Borrower by the Lender in the Lender's sole and absolute discretion. It is the intent of the Borrower and Lender hereunder to create a line of credit agreement between Borrower and Lender whereby
Borrower may borrow up to $400,000.00 from Lender; provided however that Lender has no obligation to lend Borrower any amounts hereunder and the decision to lend such money lies in the sole and complete discretion of the Lender.

Any disbursements shall to be applied as provided in Schedule A hereto, upon the following terms and conditions:

  (a)     Borrower shall execute and deliver to Lender a promissory
  note in the amount of $400,000.00 and in the form of Exhibit A annexed hereto and made a part hereof (the "Note").

  (b) The Loan shall bear interest and be payable in accordance with the terms of the Note.

  (c)     The Loan shall be used for the purposes specified in Exhibit
  B hereto.

  (d) The Loan shall mature and be paid in full on or before September 15, 2002.

  (e) The maturity of the Loan shall accelerate upon a qualified equity placement of Borough yielding $10,000,000 or more or the acquisition of 50% or more ownership of a targeted company including Impact Diagnostics, Inc. and subject to the approval of the Lender.

3.      Security.

(a) The Borrower hereby grants to Lender a first priority security interest in all of its tangible and intangible personal property, together in each instance with the renewals, substitutions, replacements, additions, products and proceeds thereof, whether now owned or hereafter acquired by said Borrowers including Accounts, Chattel Paper, Equipment, General Intangibles, instruments and Inventory (excluding Motor
Vehicles); and

        (b) Borrower also hereby grants to Lender a lien on and a right of set-off against all monies, deposits and securities, and the proceeds thereof, now or hereafter held or received by, or in transit to, Lender from or for Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all deposits (general or special), balances, sums and credits with and all claims of Borrower against Lender at any time existing. Lender may at any time after the occurrence of an Event of Default hereunder and five (5) business days' notice thereof to Borrower, apply the same or any part thereof to the Obligations, or any part thereof, whether or not matured at the time of such application.

        (c) The security interests granted in this Paragraph 3 shall secure payment and performance of the Obligations of Borrower to Lender, specifically including, but without limitation, the Note.

        (d) Notwithstanding anything contained herein to the contrary, no additional financing shall be obtained by Borrower at any time in connection with the, Collateral until the Loan is paid in full, with the following exceptions: the Borrower's existing agreement with BWY Holdings LLC for sale of common stock and the stock exchange agreements with Impact Diagnostics, Inc. shareholders of up to 49.99% or more of Impact.

5.      Collection of Accounts.

        (a) On and after the occurrence of any Event of Default hereunder, any and all proceeds from its Accounts received by Borrower shall be held in trust by the Borrower for Lender, shall not be commingled with any other funds or property of the Borrower, and Borrower shall turn over such proceeds to Lender daily in the exact form in which they are received, together with a collection report in form satisfactory to Lender. Lender shall thereafter promptly apply, subject to collection, all or such portion (as Lender may determine in its discretion) of such proceeds from Accounts, and all or such portion of any proceeds of Accounts otherwise received by it pursuant hereto, to the payment of the Obligations in such order of application as Lender, in its sole discretion, may determine, and Lender shall deposit the balance, if any, of such proceeds into Borrower's operating account.

        (b) Borrower shall, when requested by Lender after the occurrence of an Event of Default:

             (i) Assign or endorse the Accounts to Lender and notify Account Debtors that the Accounts have been assigned and should be paid directly to Lender,

             (ii) Mark or stamp each of its individual ledger sheets or cards pertaining to its Accounts with the legend "Assigned to BWY Holdings LLC" and stamp or otherwise mark and keep its books, records, documents and instruments relating to the Accounts in such manner as Lender may require; and/or

             (iii) Mark or stamp all invoices with a legend satisfactory to Lender so as to indicate that the same should be paid directly to Lender.

        (c) Notwithstanding the foregoing, Lender shall have the right, at any time after the occurrence of an Event of Default, or a state of facts which but for the passage of time, giving of notice, or both, would constitute an Event of Default, to itself so notify such Account Debtors to make such payments of the Accounts directly to Lender and Lender shall have the further right to notify the post office authorities to change the address for delivery of mail of Borrower to an address designated by Lender and to receive, open and dispose of all mail addressed to Borrower relating to the Accounts.

        (d) For the purpose of this Paragraph 5, Borrower hereby irrevocably constitutes Lender as its attorney-in-fact, coupled with an interest, to issue in the name and execute or endorse on behalf of Borrower each and every notice, instrument and document necessary to carry out the purpose of the provisions of this Paragraph 5, and to take such action in connection with the collection of the Accounts, including, without limitation, suing thereon, compromising or adjusting the same, as Lender, in its sole discretion, deems necessary. The power of attorney granted hereby shall be self-executing, but Borrower shall promptly execute and deliver to Lender, upon written request of Lender, such additional separate powers of attorney, as Lender may from time to time reasonably request.

6.      Representations and Warranties.

        Borrower gives the following representations and warranties to the Lender as an inducement to Lender to make the Loan contemplated by this Agreement, and understands that Lender is relying on the foregoing representations and warranties, and agrees further that the following representations shall survive bankruptcy, insolvency, reorganization and rehabilitation proceedings:

        (a) All of the financial statements and information of Borrower, previously furnished by Borrower to Lender, are accurate in every material respect; there has not been any material adverse change in the financial condition of Borrower since the date of said financial statements; nor does Borrower have any material liabilities fixed or contingent which are not fully shown or provided for in said financial statements as at the date thereof, except obligations to perform after that date under contracts, purchase orders and other commitments incurred in the ordinary course of business, none of which materially and adversely affect the ability of Borrower to perform hereunder. There is no fact that Borrower has not disclosed to Lender in writing which could materially adversely affect the properties, business, or financial condition of Borrower, or of the Collateral;

        (b) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; having all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and it is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary;

        (c) There is no litigation or governmental proceeding pending, or to the knowledge of the officers of Borrower, threatened against Borrower which in either case might materially and adversely affect Borrower's financial position, which has not been disclosed to Lender. Borrower has filed all tax returns and reports required to be filed with the United States Government and with all other state and local governments requiring the same to be filed, and have paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due or in respect of such tax returns and reports;

        (d) The execution, delivery and performance of the Note, this Agreement, and all other agreements and instruments delivered by Borrower pursuant to the terms thereof or in connection therewith (hereinafter sometimes referred to as the "Loan Documents"), have been duly authorized, are within the corporate powers of Borrower, are not in contravention of any statute or regulation to which Borrower is subject, or any provisions of Borrower's Certificate of Incorporation or By-laws, or Articles of Organization and Operating Agreement, as the case may be, or any amendments thereto, or of any agreement or undertaking to which Borrower is a party or by which it or they are bound, and no action of, filing with, or consent by, any person, entity, or any governmental or public body or authority, is required to authorize or is otherwise required in connection with the execution, delivery and performance of this Agreement or any of the instruments or documents to be delivered pursuant to this Agreement. The execution, delivery and performance of this Agreement, the Note, or any one or more of the Loan Documents will not result in the creation of any lien, charge or encumbrance upon any Borrower's assets
(other than the security interest granted to Lender hereunder) pursuant to any of the terms, conditions or provisions of any agreement, instrument or other undertaking to which Borrower is a party or by which Borrower is bound;

        (e) Subject to any limitations stated therein or in connection therewith, all information furnished or to be furnished by Borrower pursuant to the terms hereof, or of the Note is, or will be at the time the same is furnished, accurate and complete in all material respects;

        (f) Except as otherwise disclosed in writing to Lender, Borrower has as of the effective date of this Agreement, or will have when acquired by it, good and marketable title to the Collateral free from any adverse claims, liens, security interests or encumbrances except as permitted under Paragraph 9(g) hereof; and except as otherwise disclosed in writing to Lender, no financing statements of Borrower covering all or any part of the Collateral are on file in the office of the Secretary of State of the State of Delaware, or the office of any town clerk, or in any other proper governmental office;

        (g) There are no liens or encumbrances on any of the other properties of Borrower, except as otherwise disclosed to Lender as described on Exhibit C;

        (h) The Collateral is located at the Borrower's offices and plants at the addresses first hereinabove set forth. The Borrower will not remove any of the Collateral from said locations without the prior written consent of Lender, which shall not be unreasonably withheld or delayed, except as otherwise provided in Paragraph 11 hereof;

        (i) The offices where the Borrower keeps its records concerning the Accounts and relating to the Inventory are located at the address of the Borrower first hereinabove set forth. The Borrower will not remove any such records from said offices without the prior written consent of Lender;

        (j) Each of the Accounts is valid, enforceable, and in full force and effect, and arises or will arise out of the sale or delivery of merchandise or the performance of labor or services; the due date stated on any Account or on any report reciting any Account is or shall be correct; each Account Debtor is justly indebted to the Borrower in the amount indicated by the Borrower subject to no offsets or credits except as has been disclosed to Lender; and no agreement has been made, nor will be made, with any Account Debtor for any reduction, discount, compromise, credit or settlement of any Account reported to Lender in excess of $50,000.00 without Lender's prior written consent;

        (k) To the best of its knowledge, Borrower is in compliance with all laws, ordinances, rules or regulations, applicable to it, of all federal, state or local governments or any instrumentality or agency thereof, including without limitation, pharmaceutical drug laws and regulations, the Employee Retirement Income Security Act (hereinafter referred to as "ERISA"), the United States Occupational Safety and Health Act (hereinafter referred to as "OSHA") and all federal, state and municipal laws, ordinances, rules and regulations relating to health, safety and the environment, nor has Borrowers received any notice, order, petition or similar document evidencing the basis for any claim for such a violation or of any threat thereof.

        (l) Borrower has not, during the preceding five (5) years, been known as or used any corporate or fictitious name other than that first hereinabove set forth;

        (m) Borrower has sufficient capital to carry on its businesses, and each is solvent and able to pay its debts as they mature, and is generally paying such debts, and Borrower owns property whose fair market value exceeds the dollar amount required to pay Borrower's debts;

        (n) Borrower possesses all the trademarks, trade names, copyrights, licenses and governmental permits, licenses, orders and approvals, or rights in any thereof, necessary for the conduct of its business as now conducted and presently proposed to be conducted, without conflict of the rights or claimed rights of others.

        All representations and warranties set forth in this Paragraph 6 shall be true and correct in all material respects as of the execution of this Agreement and on and as of the time of each advance made pursuant to this Agreement, to the same effect as though such representations and warranties had been made on and as of such time.


7.      Affirmative Covenants.

        Borrower covenants and agrees that from the effective date hereof until the termination of this Agreement and full payment of all sums due, and the performance of all other obligations, under the Loan Documents unless Lender otherwise agrees in writing, they shall:

        (a) File all required federal, state and local tax returns and pay and discharge all taxes, general and special, charges and assessments, and other governmental obligations, which may have been or shall be levied, charged or assessed on or against Borrower (including its subsidiaries), its property, or the income and profits thereof, before they become delinquent; and pay and discharge on or before their due date any and all other lawful claims and demands whatsoever, provided, however, Borrower shall have the right to contest the validity or amount of the foregoing, provided such contest is in good faith and is diligently pursued, and Borrower, upon Lender's request, maintain reserves therefore in amount and form satisfactory to Lender;

        (b) Keep its properties insured against loss by fire or other casualty customarily covered by a comprehensive policy and such other risks as Lender may reasonably request, and in such amounts and with such insurers as may be satisfactory to Lender, which insurance, insofar as it insures property pledged or mortgaged to Lender, or in which Lender may have a security interest, shall be first payable in case of loss to Lender as its interest may appear.

        (c) Maintain and preserve the Collateral in good order and condition and not permit or suffer the Collateral to be wasted or destroyed, ordinary wear and tear excepted and replace said Collateral in the ordinary course of business;

        (d) Immediately notify Lender of any event causing material loss or depreciation in the value of the Collateral and the amount of such loss or depreciation. In the event any Accounts due and owing in excess of $50,000 are in dispute between any Account Debtor and Borrower, Borrower shall provide Lender with written notice thereof, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. In the event any Account becomes evidenced by a promissory note, trade acceptance, or any other instrument for the payment of money, Borrower will immediately thereafter deliver such instruments to Lender, appropriately endorsed to Lender, regardless of the form of presentment, demand, notice of dishonor, protest, and notice of protest with respect thereto;

        (e) Give immediate notice to Lender of, and copies of all relevant documents concerning: (1) any litigation or proceeding in which Borrower is a party if an adverse decision therein would require Borrower to pay over more than $50,000 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (2) the institution of any other suit or proceeding involving Borrower that might materially and adversely affect Borrower's operations, financial condition, property or business;

        (f) Allow Lender by or through any of its officers, agents, attorneys, or accountants designated by it, for the purpose of ascertaining whether or not each and every provision hereof and of any related instrument is being performed and for the purpose of examining the Collateral and the records relating thereto, upon reasonable notice to enter the offices and plants of Borrower to examine, inspect or make copies of any of the corporate books and financial records of Borrower, and to inspect the Collateral, and to discuss the affairs, finances and accounts thereof with the principal officers thereof, all during normal business hours and as often as Lender may reasonably request;

        (g) Maintain general public liability insurance against claims for personal injury, death or property damage in such amounts as are satisfactory to Lender, and Worker's Compensation insurance in statutory amounts, with such companies as are licensed to do business in the State of Delaware;

        (h) Defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein, it being understood and agreed, however, that Lender may contest any such claims or demands made against Borrower, in the name of Borrower, if Lender's security interest in the Collateral would be impaired; and pay, upon demand, Lender's reasonable costs, charges and expenses, including reasonable attorney's fees, in defending any such claim or demand; and cause the security interest of Lender to be properly noted on all certificates of title issued or outstanding with respect to any of the Collateral and deposit the same with Lender;

        (i) Pay to Lender, on demand, any and all reasonable expenses, including reasonable attorneys' fees, incurred or expended by Lender in the collection of the Obligations, including all sums due under the Loan Documents, the collection or attempted collection of the Accounts and in protecting and enforcing the rights of Lender and sustaining the security interests granted to Lender under the Loan Documents, including this Agreement.

        (j) From time to time, at the request of Lender, execute, deliver and file one or more financing statements on Form UCC-1 and other instruments, and do all other acts as Lender deems necessary or desirable to create, maintain and perfect fully its first priority security interest in the Collateral and pay, upon demand, all reasonable expenses, including reasonable attorneys' fees, incurred by Lender in connection therewith;

        (k) Keep complete and accurate books and records reflecting all facts and concerning the Collateral (including each of the Accounts) and pertaining to the Note and Borrower's covenants under this Agreement, all in accordance with generally accepted accounting principles. Borrower shall provide Lender, at its reasonable request, from time to time with: copies of all invoices relating to the Accounts; names and addresses of customers; collection reports; lists of Inventory; and such further information and/or schedules concerning the Collateral as Lender may reasonably require, all in form satisfactory to Lender;

        (l) Comply with all laws, orders, rules and regulations applicable to Borrower of any governmental body or agency, including without limitation, pharmaceutical drug laws and regulations, environmental and health and safety laws, orders, rules and regulations and fully indemnify, defend and hold Lender harmless from and against any loss, claim or damage arising as a consequence of any failure by Borrower, or by Borrower's officers, employees or agents to so comply.

        (m) Give prompt written notice to Lender upon the occurrence of an Event of Default, or of any state of facts which would constitute an Event of Default hereunder or, which, but for the giving of notice or passage of time, or both, would constitute an Event of Default;

        (n) Give prompt written notice to Lender of the commencement of litigation, including arbitration proceedings, and any proceedings before any governmental agency, or the occurrence of any other event, which, if decided adversely to Borrower could have a material adverse effect upon the condition, operations or prospects (financial or otherwise) of Borrower.

        (o) Give prompt written notice to Lender of any labor dispute or controversy resulting or likely to result in a strike or work stoppage against Borrower;

        (p) Maintain at all times a principal place of business in the District of Columbia, as the case may be.

8.      Negative Covenants.

        Borrower covenants and agrees that at all times during the term hereof and so long as the Note issued hereunder shall remain unpaid, it will not, without prior written consent of Lender:

        (a) Except as specifically permitted in Paragraph 3(d) herein, create or assume any obligations for money borrowed from any person other than Lender, except for purchase money obligations;

        (b) Mortgage, pledge or otherwise voluntarily subject to any lien, any assets or property now or hereafter owned by it, nor permit any of its assets or property to become subject to any liens or charges other than
(i) liens for taxes, assessments or other governmental charges not then delinquent, (ii) other liens arising in the usual course of business which shall be inchoate and shall not have been perfected, (iii) liens for alleged claims, the validity or amount of which is being contested in good faith by the Borrower or Borrower, provided that to the extent permitted by law, the Borrower shall immediately bond or otherwise lift such lien, and (iv) purchase money security interests for fixed assets;

(c) Enter into any merger or consolidation, nor dissolve or liquidate, nor enter into any proceedings preliminary to any of the foregoing, nor assign, sell, transfer, lease or otherwise dispose of any or all of its assets, except in the normal course of its business, nor change its name;

9.      Payments by Lender.

        At its option, but without any liability for failure to do so, Lender may pay for insurance on the Collateral and taxes, assessments or other charges which Borrower fails to pay in accordance with the provisions hereof, and may discharge any security interest in or lien upon the Collateral. No such payment or discharge of any such security interest or lien shall be deemed to constitute a waiver by Lender of the violation of any covenant hereunder by Borrower as a result of Borrower's failure to make any such payment or Borrower's suffering of any such security interest or lien. Any payment made or expense incurred by Lender pursuant to this or any other provision hereof shall be added to the indebtedness of Borrower to Lender, and shall bear interest at the highest rate payable under the Note and shall be payable on demand.

10.     Use of Inventory.

        Until the occurrence of an Event of Default by Borrower hereunder, Borrower may use the Inventory in any lawful manner not inconsistent with this Agreement, or with the terms or conditions of any policy of insurance thereon and may also sell, lease or otherwise dispose of the Inventory in the ordinary course of business. A sale in the ordinary course of business does not include a transfer in partial or total satisfaction of a debt.

11.     Financial Information and Statements.

   The Borrower shall furnish to the Lender annually, on or before April
30th of each calendar year, a profit and loss statement and balance sheet, including all supporting schedules and comments reported on by the certified public accountant of Borrower, together with a complete, signed copy of the Borrower's Federal Income Tax Returns, including all schedules, for the prior year. In the event that the Borrower's has obtained an extension for the filing of its tax returns, the Borrower shall provide Lender with a copy of such extension and will submit a copy of the complete tax return to Lender immediately upon filing.

12.     Omitted.

13.     Events of Default.

Lender shall have the right at its option to terminate the Loan and in connection therewith to declare any or all of the Obligations to be immediately due and payable without notice upon the occurrence of any one of the following events (each being an "Event of Default"):

        (a) The failure by Borrower to pay any of the Obligations for a period of ten (10) days after the same shall be due and payable, or such failure by the Borrower to pay any of the Obligations upon demand pursuant to the Guaranties;

        (b) The failure by Borrower to observe, perform or comply with any condition or covenant in this Agreement, the Note or any of the other Loan Documents that is not cured within a period of thirty (30) days after written notice of any such default has been given;

        (c) The existence of an Event of Default under the Note or under any of the other Loan Documents;

        (d) If any representation or warranty made by Borrower in this Agreement or in any of the other Loan Documents, or any statement, certificate or other data furnished by Borrower in connection with any of the Obligations proves to be incorrect or untrue in any material respect when made;

        (e) The entry of a judgment for the payment of money in excess of $10,000.00 against Borrower, which remains unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution, or appeal;

        (f) The insolvency of Borrower (the term "insolvency" shall mean either a negative tangible net worth or an inability to pay Borrower's debts as they mature);

        (g) The filing by or against Borrower of any petition seeking an arrangement, reorganization or the like, the commencement of any proceedings under any bankruptcy or insolvency law by or against Borrower, the appointment of a receiver for all or any part of Borrower's assets, or the making of an assignment for the benefit of creditors, or the calling of a meeting of creditors, or the appointment of a committee of creditors or liquidating agents, by, for, or of any one or more of them; provided, however, in the event of any involuntary petition or proceedings commenced against Borrower, there shall be a ninety (90) day grace period during which such petition or proceedings may be discharged or vacated;

        (h) The dissolution, liquidation, insolvency, or termination of legal existence, death, of Borrower, or merger or consolidation of Borrower, with or into any other person or entity;

        (i) The failure by Borrower, to pay when due (including applicable grace periods) any other material indebtedness or obligations owed to others for borrowed money, or if any such other indebtedness (or obligation shall be accelerated);

14.     Remedies of Lender.

        (a) Upon the occurrence of an Event of Default, and thereafter so long as such Event of Default remains uncured, Lender may, in addition to and not in limitation of Lender's rights under this Agreement, pursue any legal remedy available to it to collect the Obligations outstanding at that time, and to enforce its rights hereunder and under the Loan Documents and/or the Guaranties, and to seek all of the rights and remedies of a secured party as provided in the Uniform Commercial Code, including but not limited to:

             (1) the right to require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties;

             (2) the right to take immediate possession and remove all Collateral, and for this purpose the Lender is authorized to enter upon the premises where the Collateral is kept;

             (3) the right to take exclusive possession of the premises on which the Collateral is stored and to conduct any sale on those premises in a commercially reasonable manner and/or to store the Collateral free of rent on the premises, and Borrower expressly agrees to pay any rents due on the premises while the Lender is in possession thereof pursuant to this Agreement; and

             (4) the right to apply the proceeds of any sale or disposition to the payment in whole or in part of any amounts owing to Lender from Borrower, or the Borrower's surety, or endorser, whether principal or interest, all at the sole discretion of Lender, after deducting therefrom the following expenses (together with interest thereon if applicable), with respect to any of such Obligations: the reasonable expenses of retaking and storing the Collateral, transporting the Collateral from the place of possession to the place of sale, preparation for the sale, including court costs, bond premiums and reasonable attorneys' fees.

        (b) Borrower agrees that the requirements of reasonable notification to Borrower of the time and place of any public sale or of the time after which any private sale or other intended disposition is to be made shall be met if such notification is sent by certified mail, postage prepaid, at least seven (7) days prior to the date of sale or other disposition, addressed to Borrower at its principal place of business, such address being the place held out by Borrower for the receipt of all communications relative to this Agreement. No change of such address shall be effective until specific written notice thereof is received by the Lender;

        (c) Borrower will be liable for all reasonable attorneys' fees incurred in enforcing this Agreement. Borrower agrees to hold the Lender harmless from any damages or other costs incurred by the Lender by reason of the breach of any provision of this Agreement by Borrower;

        (d) On request by Lender, Borrower shall deliver to Lender all original and other documents evidencing and relating to the sale and delivery of any merchandise or the performance of labor or services, which created any part of the Accounts, including, without limitation, contracts, orders, invoices, bills of lading, warehouse receipts and shipping receipts, together with appropriate written endorsements and/or assignments of the same to Lender.

15.     Rights of Lender.

        Lender shall have no duty as to the collection or protection of the Collateral, nor as to the preservation of any rights against prior parties, nor as to the preservation of any rights pertaining thereto. Lender may exercise its rights with respect to the Collateral, without resorting or regard to other collateral or sources of reimbursement for the Obligations. Lender shall not be deemed to have waived any of its rights under the Loan Documents or upon or under the Obligations unless such waiver is in writing and signed by Lender. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. Lender may revoke any permission or waiver previously granted to Borrower and such revocation shall be effective whether given orally or in writing. All rights and remedies of Lender with respect to the Obligations or the Collateral whether evidenced hereby or by any other document, shall be cumulative and may be exercised singularly or concurrently.

16.     General Provisions.

        (a) No delay or failure of Lender in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise preclude any further exercise thereof or the exercise of any other rights, powers or privileges;

        (b) This Agreement and every representation, warranty, covenant, promise and other terms herein contained, including without limitation, the security interests granted hereby, shall survive until all amounts due hereunder have been paid in full;

        (c) This Agreement is an integrated document, and all terms and provisions are embodied herein and shall not be varied by parol evidence;

        (d) This Agreement is made and executed and is to be construed under the laws of the State of Florida, without giving effect to any conflict of laws principles.

        (e) The captions for the paragraphs contained in this Agreement have been inserted for convenience only, and form no part of this Agreement, and shall not be deemed to affect the meaning or construction of any of the covenants, agreements, conditions or terms hereof;

        (f) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns; provided, however, that Borrower may not assign, whether voluntarily or by operation of law or otherwise, any of its rights hereunder without the prior written consent of Lender which may be withheld at their sole discretion, any such attempted assignment without consent shall be null and void. This Agreement shall be the joint and several obligation of all makers, and each provision hereof shall apply to each and all jointly and severally;

        (g) Any notice or statement required hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon deposit in the United States mails, with proper postage prepaid, and addressed to the party to be notified as follows unless either party shall hereafter instruct the other to direct notices to another address:

             If to Lender, at:
             250 North Ash Street
             Southern Pines, North Carolina 33076

             If to Borrower, at:
             1504 R Street NW
             Washington, D.C. 20009

        (h) If any provision of this Agreement is invalid or unenforceable under applicable law, such provision is and will be totally ineffective to that extent, but the remaining provisions shall be unaffected.

        (i) This Agreement shall be governed by Delaware law, without giving effect to any conflict of laws principles

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, and to a duplicate instrument of the same tenor, at Lender day and year first above written.

Signed, sealed and delivered:

   "Lender"

BWY HOLDINGS, LLC
On behalf of: Wentworth Advisors, LLC, Managing Member




By_________________________          ___________________________
John C. Wilson, Chief Executive      Witness


Signed, sealed and delivered:

"Borrower"

BOROUGH CORPORATION



By _________________________          ___________________________
      Henry J. Boucher, Jr.           Witness






                          Exhibit A
                      PROMISSORY NOTE
                  (Line of Credit Loan)

$400,000.00
June 3, 2002
     Washington, DC

FOR VALUE RECEIVED, the undersigned, Borough Corporation, a Delaware corporation, having its principal office at 1504 R Street N.W., Washington, D.C., hereinafter called "MAKER," promises to pay to the order of BWY Holdings LLC, or successor(s) or assign(s) (collectively "LENDER"), at it's principal office, or such other place in The District of Colombia as the holder hereof may from time to time designate in writing, the principal sum of FOUR HUNDRED THOUSAND AND NO/100
DOLLARS ($400,000.00), or so much thereof as may have been advanced and outstanding from time to time, together with interest thereon from the date or dates of disbursement of the aforesaid principal sum as hereinafter provided to be paid in lawful money of the United State of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

Interest on this Promissory Note ("Note") shall bear simple interest at a rate of ten percent (10%) per annum, and shall be calculated based on the principal balance as may be adjusted from time to time to reflect additional advances made hereunder. Interest on the unpaid balance of this Note shall accrue monthly but shall not be due and payable until such time as when the principal balance of this Note becomes due and payable. This Note shall become due and payable in full on September 15, 2002 at which time all the outstanding principal and accrued but unpaid interest thereon shall become due and payable in full. There shall be no penalty for early repayment of all or part of the principal.

This Note is executed pursuant to the LINE OF CREDIT LOAN
AND SECURITY AGREEMENT of even date herewith between the undersigned MAKER and LENDER and referred to as the "Agreement".

The terms and provisions of the Agreement are incorporated by this reference as though set forth in full herein, and any default under the Agreement shall constitute a default under this Note. In the event of any conflict or inconsistency between the terms and provisions of this Note and those of the Agreement, the terms and provisions of this Note shall in all respects govern and control.

In the event of any default under the Agreement or under any other documents or instruments executed in connection therewith, including a failure to make any payment of principal or interest due hereunder on the due date thereof, LENDER may, at his option, accelerate maturity, and the unpaid principal balance hereof and all accrued interest shall thereupon immediately become due and payable without demand or notice. Failure to exercise this option with respect to any failure or breach by MAKER shall not constitute a waiver of the right as to any subsequent failure or breach.

MAKER and all endorsers, guarantors, sureties and other parties now or hereafter liable for the payment of any sum or sums due or to become due under the terms of this Note waive presentment, protest and demand, and notice of protest, demand and dishonor, and nonpayment of this Note, and consent that the holder hereof shall have the right, without notice, to deal in any way at any time with any party hereto, or to grant any extension or extensions of time for payment of any of said indebtedness or any other indulgences or forbearances whatsoever without in any way affecting the liability of any other party for the payment of this Note.

MAKER further agrees to pay all reasonable costs of collection, including reasonable attorney's fees and court costs (inclusive of any bankruptcy or appellate proceedings), in case the principal of this Note or any interest thereon is not paid when due whether suit be brought or not.

No delay or omission on the part of the holder hereof in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note, nor shall any waiver on one occasion be construed as a bar to or waiver of any such right on any future occasion. No waiver shall be effective unless in writing and signed by the holder.

Interest hereunder shall be charged only on the sums advanced from the date of advance to the date of repayment. MAKER hereof does not intend or expect to pay, nor does LENDER intend or expect to charge, accept or collect any interest which, when added to any other charge upon the principal, shall be in excess of the highest lawful rate allowable under applicable law. Should acceleration, prepayment or any other charges upon the principal or any portion thereof result in the computation or earning of interest in excess of the highest lawful rate allowable under applicable law, then any and all such excess is hereby waived and shall be applied against the remaining principal balance and/or refunded to MAKER to the extent such excess exceeds the remaining principal balance.

This Note shall be governed as to validity, interpretation, construction, effect and all other respects by the laws and decisions of the District of Colombia.

The undersigned hereby specifically authorizes any action brought upon the enforcement of this Note by LENDER to be instituted and prosecuted in either the Circuit Court of Washington, District of Colombia, or in the United States District Court for the city of Washington D.C, at the election of LENDER.

All payments made hereunder shall be credited first to accrued interest on the unpaid balance, and lastly to the payment of principal; however, in the event of any default hereunder, LENDER may, in its sole discretion, and in such order as it may choose, apply any payment to interest, principal and/or lawful charges and expenses then accrued. If principal or interest on the Loan is not paid when due, thereafter the Borrower shall pay interest in respect of the unpaid principal amount of the Loan at a rate per annum equal to 16%.

This Note is binding upon MAKER and its successors and assigns.

MAKER HEREBY KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A
TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED
HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION
WITH THIS NOTE AND ANY AGREEMENT, DOCUMENT OR
INSTRUMENT EXECUTED IN CONJUNCTION HEREWITH, OR
ANY COURSE OF CONDUCT, COURSE OF DEALING,
STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS
OF ANY PARTY HERETO.  THIS PROVISION IS A MATERIAL
INDUCEMENT FOR LENDER ACCEPTING THIS NOTE FROM
MAKER AND FOR LENDER ENTERING INTO THE AGREEMENT.

This Note is being executed and delivered in Washington, D.C.


(CORPORATE SEAL)                 Borough Corporation, a Delaware corporation


By:
_____________________________





Exhibit B

Application of Loan Proceeds


1.      Prima Capital Growth Fund LLC Private
        Equity Line of Credit Fee                  ..$330,000.00

2.      Salaries & Expenses of President              $20,000.00

3.      Professional Fees, including
           legal accounting, stock transfer, Associated with the
           acquisition of Impact Diagnostics, Inc   ..$45,000.00

4.      Organizational cost associated with Borough
            Filing a Form 211, including hiring a stock transfer
            Agent, Standard & Poor listing, "Blue Sky" filings
            And etc                                  . $5,000.00










Exhibit C



CERTIFICATE


        The undersigned, the Secretary of Borough Corporation does hereby certify that the following resolutions were adopted at Board of Directors meetings duly held on Monday, June 3, 2002 and are in full force and effect on the date hereof:

        RESOLVED, that the Line of Credit Loan and Security Agreement between Borough Corporation, and BWY Holdings LLC. (providing, among other matters, for the loan agreement and note in the amount of $400,000 of June 3, 2002 and a new loan in like amount with interest at the rate 10% per annum and due September 15, 2002. in the form presented to this meeting is hereby adopted and approved;

      FURTHER RESOLVED, that the appropriate officers of this Corporation are hereby authorized and directed to execute the loan agreement and promissory note, together with such other documents or instruments necessary to consummate the transactions contemplated thereby and to take such other action and make amendments to the instruments as may be deemed necessary or advisable, with the approval of counsel to the Corporation; and

     FURTHER RESOLVED, that a copy of the loan agreement and form of promissory note be filed with the minutes of this meeting.

     IN WITNESS WHEREOF, the undersigned has signed this certificate and affixed the seals of each for the Corporation this 3rd day of June, 2002.







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